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                 COHEN & STEERS PREMIUM INCOME REALTY FUND, INC.

                    Agreement for Dividend Reinvestment Plan
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         Agreement, dated as of ____________, 2002, between Cohen & Steers
Premium Income Realty Fund, Inc. (the "Fund") and EquiServe Trust Company, NA (the "Plan Agent").

         WHEREAS, the Fund wishes to establish this Dividend Reinvestment Plan (the "Plan") to provide for reinvestment of Fund distributions, consisting of income dividends, returns of capital and capital gain distributions paid by the Fund, on behalf of Fund's Common Shareholders who participate in the Plan ("Participants") by the Plan Agent; and

         WHEREAS, the Plan Agent wishes to act as agent for the provision of the Plan to the Participants.

         NOW, THEREFORE, the parties agree as follows:

         1. The Plan Agent will act as agent for Participants and provide the services set forth in this Agreement to each Common Shareholder unless such Common Shareholder has elected not to participate in the Plan by signing and returning to the Plan Agent a notice in such form as the Plan Agent and Fund shall agree. The Plan Agent agrees to inform the Fund of the amount of shares held by the Plan on the record date of any distribution declared by the Fund. In addition, at the request of the Fund, the Plan Agent will provide the Fund with such reasonable information regarding the Plan as the Fund may from time to time request.

         2. The Plan Agent will maintain an account for each Participant under the Plan in the same name as the Shares of common stock ("Shares") of the Participant are registered, and will put into effect for each Participant the distribution reinvestment option of the Plan as of the first record date for a distribution to Common Shareholders. In the case of record shareholders that hold Shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Shares certified from time to time by the record shareholder as representing the total amount registered in the record shareholder's name and held for the account of beneficial owners who are Participants.

         3. Whenever the Fund declares a dividend or distribution payable either in Shares or in cash, Participants will receive the equivalent in shares of the Fund valued as described in Paragraph 4 below.

         4. (a) If the market price per Share is equal to or exceeds net asset value, as determined in the manner provided in the Fund's prospectus ("Net Asset Value"), per share plus estimated brokerage commissions on the payable date of the dividend or




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distribution (the "Valuation Date"), the Fund will issue to the Plan Agent for the account of the Participants the amount of Shares of the Fund, including fractional Shares, at a per share price equal to the higher of (A) Net Asset Value or (B) 95% of the closing market price per Share on the Valuation Date. Such Shares will be paid to the Plan Agent and the Plan Agent will credit the accounts of the Participants with such Shares in accordance with their respective entitlements; and

         (b) if market price per Share plus estimated brokerage commissions on the Valuation Date is less than the Net Asset Value per Share, the Fund will pay the cash amount of such dividend or distribution to the Plan Agent and the Plan Agent will purchase a sufficient number of full and fractional Shares to satisfy the obligations under the Plan with respect to each Participant's account. The Plan Agent shall complete such Plan purchases as soon as practicable after the Valuation Date and in no event later than 30 days after such date, except where necessary to comply with applicable provisions of the federal securities laws.

         5. In making purchases for a Participant's account, the Plan Agent will commingle a Participant's funds with those of other Participants and the price per share allocable to each Participant in connection with such purchases shall be the average price (including brokerage commissions and other related costs) of all Fund shares purchased by the Plan Agent, as agent. Open-market purchases provided for above may be made on any securities exchange where the Fund's Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. The average price per Share may, due to market fluctuations, be greater than the Net Asset Value per Share plus estimated brokerage commissions on the Valuation Date, resulting in the acquisition of fewer Shares than if the dividend or distribution had been in Shares issued by the Fund. It is understood that the rules and regulations of the Securities and Exchange Commission may under certain conditions require limitation or temporary suspension of market purchases of Shares under the Plan. The Plan Agent shall not be accountable for its inability to make purchases during such period.

         6. Participants' funds held uninvested by the Plan Agent will not bear interest, and it is understood that, in any event, the Plan Agent shall have no liability in connection with any inability to purchase Shares within 30 days after the payment date as herein provided, or with the timing of any purchases affected. The Plan Agent shall have no responsibility as to the value of the Fund's Shares acquired for Participants' accounts.

         7. The Plan Agent will forward to each Participant any proxy solicitation material and will vote any Shares so held only in accordance with proxies returned to the Fund.

         8. The Plan Agent will confirm to each Participant each acquisition made for the Participant's account as soon as practicable but not later than 60 days after the date thereof. The Plan Agent will deliver to any Participant upon request, without charge, a certificate or certificates for his full Shares. Although a Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share


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of the Fund, and distributions on fractional Shares will be credited to the
Participant's account, no certificates for a fractional share will be issued. In the event of termination of a Participant's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest at the market value of the Fund's shares at the time of termination. The Plan Agent will report annually to Participants the amount of dividends and distributions credited to their accounts during the year.

         9. Any stock dividends or split Shares distributed by the Fund on full and fractional Shares held by the Plan Agent for a Participant will be credited to the Participant's account. In the event that the Fund makes available to its Common Shareholders rights to purchase additional Shares or other securities, the Shares held for each Participant under the Plan will be added to other Shares held by the Participant in calculating the number of rights to be issued to that Participant.

         10. The Plan Agent's service fee for handling reinvestment of distributions pursuant hereto will be paid by the Fund. Participants will be charged their pro rata share of brokerage commissions on all open market purchases. Any stock dividends, split shares paid or distributed by the Fund other than as a regular dividend, on Shares held by the Plan Agent for a Participant, will be credited to such Participant's account, without a service charge.

         11. Each Participant may terminate his account under the Plan by notifying the Plan Agent of his intent so to do, such notice to be provided either in writing duly executed by the Participant or by telephone in accordance with such reasonable requirements as the Plan Agent and the Fund may agree. Such termination will be effective immediately if notice is received by the Plan Agent not less than ten days prior to any distribution record date for the next succeeding distribution; otherwise such termination will be effective shortly after the investment of such distribution with respect to all subsequent distributions. The Plan may be terminated by the Fund or the Plan Agent upon at least 90 days prior written notice to all Shareholders of the Fund. Upon any termination, the Plan Agent will cause a certificate or certificates for the full Shares held for each Participant under the Plan and cash adjustment for any fraction to be delivered to the Participant without charge. If any Participant elects in advance of such termination to have the Plan Agent sell part or all of his Shares, the Plan Agent is authorized to deduct from the proceeds a $2.50 fee plus the brokerage commissions incurred for the transaction.

         12. These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Agent receives notice of the termination of such Participant's account under the Plan in accordance with the terms hereof. Any such amendment may include an appointment by the Plan Agent in its place and stead of a


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successor agent under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions, the Fund will be authorized to pay to such successor agent, for each Participant's account, all dividends and distributions payable on Shares of the Fund held in the Participant's name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

         13. The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

         14. The Participants shall notifiy the Plan Agent promptly in writing of any change of address. Notices to the Participant will be addressed to the Participant at his last address of record with the Plan Agent. Notices to the Plan Agent shall be sent to EquiServe Trust Company, NA, Boston EquiServe Division, Shareholder Services, PO Box 43010, Providence RI 02940-3010. Notices to the Fund shall be sent to 757 Third Avenue, New York, New York 10017.

         15. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first set forth above.

Cohen & Steers Premium Income Realty Fund, Inc.



By:
         ---------------------------------
         Name:
         Title:

EquiServe Trust Company, NA



By:
         ---------------------------------
         Name:
         Title:


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